EXHIBIT 99.1

BLASTGARD INTERNATIONAL ADDRESSES MARKET ACTIVITY

Clearwater, FL May 1, 2006 – BlastGard International, Inc. (OTCBB:BLGA), the creator of blast-mitigation products and services, is pleased to announce that a group of investors, led by Anthony Marchese, President of Monarch Capital Group, LLC acquired approximately 2.1 million shares from present BlastGard shareholders who were originally affiliated with OPUS Resource Group, Inc.

BlastGard CEO Jim Gordon said, “This transaction addresses an overhang of shares in the market that we believe has impacted the value of our shares in the past. Having an institution such as Monarch Capital take an interest and position in BlastGard we believe validates the intrinsic value that we know exists.”

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company’s patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11, 2001 acts and the subsequent development of Homeland Security make the timing of the Company’s emergence even more important. The Company’s core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. BlastWrap® is based upon well-defined principles and suppresses blast pressures by 50% or more. BlastWrap® products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against Blast & Fire/burn threats. BlastWrap® is a blast mitigation assembly that can be wrapped around or conform to any shape. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company’s ability to market its products; the Company’s ability to obtain additional funding; the Company’s ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company’s stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:	Investor Relations Contact:
BlastGard International, Inc.	The Investor Relations Group
Michael J. Gordon	Antima “Taz” Sadhukhan or Michael Crawford
(727) 592-9400	(212) 825-3210

Monarch Capital Group, LLC	Media Contact:
Anthony Marchese	Mike Graff
(212) 808-4375	(212) 825-3210